Exhibit 16.1

February 2, 2015

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re:	Prime Acquisition Corp.
Commission File Number 001-35105

Dear Sir or Madam:

We have read the Form 6-K of Prime Acquisition Corp. dated February 2015, and agree with the statements concerning our Firm made in Changes in Registrant’s Certifying Accountant paragraph one sentence one, and paragraphs two, three, four and five contained therein. We have no basis to agree or disagree with respect to paragraph one sentence two and paragraph six in Changes in Registrant’s Certifying Accountant.

Very truly yours,

/s/ WeiserMazars LLP

WeiserMazars LLP

New York, NY